Exhibit 3.4

AMENDED AND RESTATED BYLAWS

of

TRANSMEDICS GROUP, INC.

ARTICLE I

Meetings of Shareholders

Section 1. Place. Meetings of the shareholders shall be held at the principal office of the corporation or at such other place as may be determined by the board of directors or an officer designated by the board of directors and identified in the notice to shareholders of such meeting.

Section 2. Annual Meetings. The annual meeting of the shareholders shall be held on such date determined by the board of directors and shall be at such time and place as the board of directors or an officer designated by the board of directors shall determine.

Section 3. Special Meetings. Subject to the rights of holders of any class or series of preferred stock of the corporation, special meetings of the shareholders may be called as provided in the articles of organization.

(a) Requests. In order for a special meeting upon shareholder request (a “Shareholder Requested Special Meeting”) to be called, requests for a special meeting (each a “Special Meeting Request”) must be signed by shareholders of record of the corporation (each, a “Record Shareholder”) (or their duly authorized agents) who beneficially own shares of capital stock having at least the requisite percentage of votes specified in the articles of organization (the “Requisite Percentage”) and delivered to the secretary at the principal executive offices of the corporation. Each Special Meeting Request must (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such Record Shareholder (or duly authorized agent) signing the Special Meeting Request, (iii) set forth the name and record address of each such Record Shareholder, (iv) set forth the class and number of shares of capital stock of the corporation that are beneficially owned by each such Record Shareholder, and (v) include documentary evidence of each such Record Shareholder’s record and beneficial ownership of such stock.

(b) Revocation. Any Record Shareholder may revoke a Special Meeting Request at any time by written revocation delivered to the secretary. If following such revocation there are un-revoked requests from Record Shareholders holding in the aggregate less than the Requisite Percentage, the board of directors, in its discretion, may cancel the special meeting. If none of the Record Shareholders who submitted a Special Meeting Request appear or send a qualified representative to present the business proposed to be conducted at the special meeting, the corporation need not present such business for a vote at such meeting.

(c) Conditions. The secretary shall not be required to call a Shareholder Requested Special Meeting if (a) the stated business to be brought before the special meeting is not a proper subject for shareholder action under the corporation’s articles of organization, these bylaws or applicable law, (b) the board of directors has called or calls for an annual or special meeting of shareholders to be held within ninety (90) days after the date on which Shareholder Meeting Request(s) signed by Record Shareholder(s) who beneficially own the Requisite Percentage have been received by the secretary (the “Delivery Date”) and the purpose(s) of such meeting include the purpose(s) specified in the Special Meeting Request(s) or (c) an annual or special meeting was held not more than twelve (12) months before the Delivery Date, which included the purposes specified in the Special Meeting Request(s), with such determinations under (b) and (c) being made in good faith by the board of directors.

Section 4. Notice. A written notice of the date, place, and time of each meeting of shareholders describing the purposes of the meeting shall be given by the secretary or an assistant secretary (or by any other officer who is authorized to provide notice of such meeting) no fewer than seven (7) nor more than sixty (60) days before the meeting date to each shareholder entitled to vote at the meeting and to each other shareholder to whom the corporation is required to provide such notice by deposit in the United States mail, postage prepaid, and addressed to such shareholder at the shareholder’s address as it appears in the records of the corporation, or by electronic transmission directed to such shareholder in such manner as the shareholder shall have specified to the corporation, including by facsimile transmission, electronic mail or posting on an electronic network. Notwithstanding the foregoing, in the case of any Shareholder Requested Special Meeting, such meeting shall be scheduled not fewer than sixty (60) days nor more than ninety (90) days after the Delivery Date, and written notice thereof shall be given in accordance with the preceding sentence within thirty (30) days after the Delivery Date. Whenever notice of a meeting is required to be given to a shareholder under applicable law, the articles of organization or these bylaws, a written waiver thereof, executed before or after the meeting by such shareholder and filed with the records of the meeting, shall be deemed equivalent to such notice. In addition, any shareholder who attends the meeting (whether in person or by proxy) (a) without objecting to holding the meeting or transacting business at the meeting at the beginning of the meeting or promptly upon the shareholder’s arrival or who thereafter votes for or assents to action taken at the meeting waives objection to lack of notice or defective notice of the meeting or (b) without objecting to the consideration of a particular matter when it is presented waives objection that the matter is not within the purposes described in the notice for such meeting.

Section 5. Shareholder Nominations of Directors. Except as otherwise required by law, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election as directors at any annual meeting may be made by or at the direction of the board of directors (including through a committee delegated such function), or by any Record Shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in this Section 5. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the chairperson of the board, if any, the chief executive officer (or if there is no chief executive officer, the president) or the secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation the earlier of: (a) not fewer than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the prior year’s annual meeting or, (b) with respect to the corporation’s 2020 annual meeting, during February 2020, or (c) if (i) there was no annual meeting in the prior year or (ii) the date of the current year’s annual meeting is more than thirty (30) days prior to or more than thirty (30) days after the anniversary date of the prior year’s annual meeting, sixty (60) days prior to the annual meeting; provided, however, that, if fewer than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the day on which such notice of the date of the meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made. Such notice from a shareholder must state (i) as to each nominee that the shareholder proposes for election or reelection as a director: (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Act”), and such nominee’s written consent (I) to be named as a nominee in the corporation’s proxy statement, proxy card, and/or ballot, if the corporation’s board of directors approves such inclusion, and (II) to serve as a director if elected, and (B) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such shareholder and any Shareholder Associated Person (as defined below), on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand; (ii) as to the shareholder making the nomination: (A) the name and address of the shareholder, (B) the class (and, if applicable, series) and number of shares of stock of the corporation that are, directly or indirectly, owned beneficially or of record by the shareholder or any Shareholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such shareholder or any Shareholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the corporation of the shareholder or any Shareholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or any Shareholder Associated Person has a right to vote any securities of the corporation, (E) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any Shareholder Associated Person is a general partner or beneficially owns an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the corporation or Derivative Instruments and (G) whether the shareholder intends to deliver a proxy statement and form of proxy to shareholders. For purposes of these bylaws, a “Shareholder Associated Person” of any shareholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act, or any successor rule thereto) of the shareholder that owns beneficially or of record any capital stock or other securities of the corporation and (ii) any person acting in concert with such shareholder or any affiliate or associate of such shareholder with respect to the capital stock or other securities of the corporation. In addition, any nominee proposed by a shareholder must complete a questionnaire, in a form provided by the corporation, within ten (10) days of receipt of the form of questionnaire from the corporation to be eligible for election as a director.

The chairperson of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and, if the chairperson should so determine, the chairperson shall so declare to the meeting and the defective nomination shall be disregarded.

Section 6. Advance Notice of Shareholder-Proposed Business at Annual Meetings. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be brought properly before an annual meeting, business must be specified in the notice with respect to such meeting contemplated by Section 4 of this Article I (or any supplement thereto) or otherwise properly brought before the meeting by or at the direction of the board of directors. In addition to any other applicable requirements, for business to be brought properly before an annual meeting by a shareholder, the shareholder must comply with the requirements of Rule 14a-8 under the Act, or any successor rule thereto, and, pursuant to such rule, have had such business included in the notice with respect to such meeting.

The chairperson of an annual meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 6, and if the chairperson should so determine, the chairperson shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

Section 7. Quorum. Except as otherwise required by law, the articles of organization or these bylaws, at any meeting of shareholders, a majority of the votes entitled to be cast on a matter by a voting group shall constitute a quorum with respect to that voting group for action on that matter. Though less than a quorum is present, any meeting may be adjourned from time to time without further notice until a quorum is secured.

Section 8. Action by Vote. With respect to each voting group, when a quorum is present as to any matter, a majority of the votes properly cast for election of a director shall effect such election, and, upon any matter other than an election of a director, votes cast favoring the matter exceeding the votes opposing the matter shall constitute favorable action on the matter, except (a) when a larger number of affirmative votes is required by law, the articles of organization or these bylaws or when the board of directors requires a larger aggregate number of affirmative votes upon such matter (to the extent permitted by law) or (b) when shareholders are selecting among several alternatives (including more nominees than directorships), in which case a plurality standard shall apply.

Section 9. Voting. Shareholders entitled to vote shall have one vote for each share of stock entitled to vote held by them of record according to the records of the corporation, unless otherwise provided by the articles of organization.

Section 10. Action by Consent. Except as otherwise required by law, any action required or permitted to be taken by the shareholders may be taken without a meeting if evidenced by consents signed by all shareholders entitled to vote on the matter.

Section 11. Conduct of Meeting. The chairperson of the board shall call to order any meeting of the shareholders of the corporation and act as chairperson of the meeting. In the chairperson’s absence, the meeting shall be called to order (in order of priority) by a person whom the board of directors designates (who need not be an officer of the corporation), the chief executive officer of the corporation or a person chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy. If the secretary of the corporation is absent from the meeting, the secretary of the meeting shall be the person the chairperson appoints. The chairperson of any meeting of shareholders of the corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion. The chairperson shall have the power to adjourn the meeting to another place, if any, date, and time.

Section 12. Remote Participation. Subject to such guidelines and procedures as the board of directors may adopt, at any meeting of shareholders, the board of directors may permit shareholders and proxyholders not physically present at the meeting to participate in the meeting, be deemed present in person, and vote at the meeting, by means of remote communications subject to such guidelines and procedures as the board of directors may adopt. Such guidelines and procedures shall include reasonable measures to (1) verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder, and (2) provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings. If any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

ARTICLE II

Directors and Officers

Section 1. Enumeration. The corporation shall have a board of directors consisting of not less than three directors, except that whenever there shall be fewer than three shareholders, the number of directors may be less than three but in no event less than the number of shareholders. The size of the board of directors shall be fixed by the board of directors and may be increased or decreased at any time by vote of a majority of the directors then in office, subject to the articles of organization. The officers of the corporation shall be a president, a treasurer, a secretary, such other officers as the board of directors may from time to time appoint, and such other officers as the chief executive officer (or, if there is no chief executive officer, the president) may appoint.

Section 2. Qualifications. Directors and officers need not be shareholders. Two or more offices may be held by the same person.

Section 3. Election. The directors shall be elected in the manner provided in the articles of organization and these bylaws. Officers shall be appointed by the board of directors or by the chief executive officer (or, if there is no chief executive officer, the president).

Section 4. Removal. Directors may be removed from office only as provided in the articles of organization. Officers may be removed from their respective offices with or without cause by the board of directors. Officers appointed by the chief executive officer (or, if there is no chief executive officer, the president) may be removed from their respective offices with or without cause by the chief executive officer (or, if there is no chief executive officer, the president).

Section 5. Resignation. Resignations by directors shall be given in writing or by electronic transmission to the board of directors, the chairperson of the board or the secretary. Resignations by officers shall be given in writing or by electronic transmission to the corporation. Each such resignation shall be effective upon receipt unless specified to be effective at some other time acceptable to the corporation.

ARTICLE III

Meeting of the Directors

Section 1. Regular Meetings. Regular meetings of the board of directors may be held at such times and places as the board of directors may fix.

Section 2. Special Meetings. Special meetings of the board of directors may be held at any time and at any place designated in the notice of the meeting, when called by the chairperson of the board, if any, the chief executive officer (or, if there is no chief executive officer, the president), the secretary or by two or more directors.

Section 3. Notice. Twenty-four hours notice shall be given for a meeting of the board of directors unless waived. A notice or waiver of notice need not specify the purpose of the meeting. Notice of a meeting need not be given to any director if a waiver of notice, signed by the director before or after the meeting, or delivered by the director by means of electronic transmission, is filed with the minutes or to any director who attends the meeting without objecting to holding the meeting or transacting business at the meeting at the beginning of the meeting or promptly upon the director’s arrival or who thereafter votes for or assents to action taken at the meeting.

Section 4. Quorum. A majority of the directors then in office shall constitute a quorum, but a smaller number may make a determination pursuant to Section 8.53 or Section 8.55 of chapter 156D of the Massachusetts General Laws (or any successor provisions) that advancement or indemnification is permissible in a specific proceeding. In addition, though less than a quorum is present, the chairperson of the board, if any, or a majority of the votes cast on the question may adjourn a meeting finally or from time to time without further notice until a quorum is secured. If a quorum is present, a majority of the directors present may take any action that the board of directors is required or permitted to take unless a different number is required by law, the articles of organization or these bylaws.

Section 5. Action by Consent. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all the directors consent to the action in writing or by means of electronic transmission and the consents are filed with the records of the meetings of board of directors. Such consents shall be treated for all purposes as votes at a meeting.

Section 6. Committees. The board of directors may create committees of the board of directors and may delegate to such committees some or all of the powers of the board of directors to the extent permitted by law. Except as the board of directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or in such rules, its business shall be conducted as nearly as practical in the same manner as is provided by these bylaws for the board of directors. The board of directors shall have the power at any time to fill vacancies in any such committee, to change its membership or to discharge the committee.

ARTICLE IV

Powers and Duties of Directors and Officers

Section 1. Directors. The business and affairs of the corporation shall be managed under the direction of the board of directors, which may exercise all powers of the corporation that are not by law, the articles of organization or these bylaws required to be otherwise exercised. The board of directors may from time to time, to the extent permitted by law, delegate any of its powers to committees, officers, attorneys or agents of the corporation, subject to such limitations as the board of directors may impose.

Section 2. Chairperson and President. The board of directors may appoint a chairperson of the board who, unless otherwise determined by the board of directors, shall preside, when present, at meetings of the board of directors and shall have such other powers and duties as customarily belong to the office of chairperson of the board or as may be designated from time to time by the board of directors. The president shall be the chief executive officer of the corporation, unless the board of directors designates another officer. The chief executive officer shall, subject to the direction of the board of directors, have general supervision and control of the business of the corporation. In the absence of the chairperson of the board and unless the board of directors specifies otherwise, the chief executive officer shall preside at all meetings of shareholders and of the board of directors at which the chief executive officer is present. The president and the chief executive officer shall perform such other duties and shall have such other powers as the board of directors may designate from time to time.

Section 3. Treasurer. Except as the board of directors shall otherwise determine, the treasurer shall be the chief financial officer of the corporation and shall have such powers and duties as customarily belong to the office of treasurer or as may be designated from time to time by the board of directors or by the president.

Section 4. Secretary. The secretary and any assistant secretaries shall have responsibility for preparing, or overseeing the preparation of, minutes of meetings of the shareholders and board of directors and for authenticating, or overseeing the authentication of, records of the corporation.

Section 5. Other Officers. Other officers of the corporation, if any, shall have such powers, duties and titles as may be designated from time to time by the board of directors or by the president.

Section 6. Equity Awards. The board of directors may delegate to the chief executive officer, the president or a vice president authority to grant options or other equity incentive awards provided (a) such awards are pursuant to an equity incentive plan approved by the board of directors or a committee of the board of directors and (b) the grants satisfy parameters established under such equity incentive plan or otherwise set by the board of directors or a committee of the board of directors. The consideration received by the corporation in connection with shares issued pursuant to such awards shall be deemed adequate.

ARTICLE V

Employment Contracts

The corporation may enter into employment contracts authorized by the board of directors extending beyond the terms of the directors. An employment contract shall be valid despite any inconsistent provision of these bylaws relating to terms of officers and removal of officers with or without cause but shall not affect the authority of the board of directors, chief executive officer, or president to remove officers. Any removal or failure to reappoint an officer shall be without prejudice to the officer’s contract rights, if any.

ARTICLE VI

Indemnification of Directors and Officers

The corporation shall indemnify and hold harmless, to the fullest extent permitted by law, each person, now or hereafter a director of the corporation or an officer of the corporation appointed by the board of directors from and against any and all claims and liabilities to which he or she may be or become subject by reason of his or her being or having been a director or officer of the corporation, or by reason of his or her alleged acts or omissions as a director or officer of the corporation, and shall indemnify and reimburse each such officer and director against and for any and all legal and other expenses reasonably incurred by him or her in connection with any such claims and liabilities, whether or not at or prior to the time which so indemnified, held harmless or reimbursed he or she has ceased to be director or officer of the corporation.

The foregoing obligation includes reimbursement by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding.

The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization, if such entity fails, directly or through insurance, to cover such costs and expenses; notwithstanding the foregoing, if such person may be entitled to be indemnified by such other organization or is insured by an insurer providing insurance coverage under an insurance policy issued to such other organization for liabilities, expenses or other losses as to which such person also would be entitled to be indemnified or have expenses advanced by the corporation pursuant to the foregoing provisions of this Article VI, then it is intended, as between the corporation and such other organization and/or its insurer, that such other organization and its insurer shall be the full indemnitor or insurer of first resort for any such liabilities, expenses or other losses, and that only thereafter may the corporation be required to pay indemnification or advancement of any such liabilities, expenses, or other losses.

The right of indemnification set forth in this Article VI shall be in addition to and not exclusive of any other rights to which any director or officer of the corporation may otherwise be lawfully entitled. As used in this Article VI, the terms “officer” and “director” include their respective heirs, executors, and administrators.

ARTICLE VII

Stock and Transfer Books

The corporation or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The corporation for all purposes may conclusively presume that the registered holder of a stock certificate is the absolute owner of the shares represented thereby and that the shareholder’s record address is the shareholder’s correct address.

ARTICLE VIII

Share Certificates

The board of directors may authorize the issuance without certificates of some or all of the shares of any or all of the corporation’s classes or series of stock. Except to the extent the board of directors has determined to issue shares without certificates, a shareholder shall be entitled to a certificate stating the number, the class, and the designation of the series, if any, of the shares the certificate represents, in such form as shall, in conformity with law, be prescribed from time to time by the board of directors. Such certificate shall be signed (1) by the chairperson of the board, the president or a vice president and (2) by the treasurer or an assistant treasurer or the secretary or an assistant secretary. Such signatures may be facsimiles. If the person who signed, either manually or in facsimile, a share certificate no longer holds office when the certificate is issued, the certificate shall be nevertheless valid.

ARTICLE IX

Fiscal Year

The fiscal year shall be fixed from time to time by the board of directors.

ARTICLE X

Massachusetts Control Share Acquisition Act

The provisions of Chapter 110D of the Massachusetts General Laws shall not apply to the corporation.

ARTICLE XI

Amendment of Bylaws

These bylaws may be amended, altered or repealed, in whole or in part, and new bylaws may be adopted, by the shareholders, in each case, by votes cast in favor of such action representing a majority of the votes entitled to be cast on the matter. The board of directors may also make, amend or repeal these bylaws in whole or in part, except with respect to any provision that by law, the articles of organization or these bylaws requires action by the shareholders. Not later than the time of giving notice of the meeting of shareholders next following the making, amending or repealing by the board of directors of any bylaw, notice thereof stating the substance of the action taken by the board of directors shall be given to all shareholders entitled to vote on amending the bylaws.

Adopted by the board of directors ,
Approved by the shareholders ,